UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 04/04/2016
INFORMATION ANALYSIS INCORPORATED
(Exact name of registrant as specified in its charter)
Commission File Number: 000-22405
VA	54-1167364
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11240 Waples Mill Rd, Ste 201, Fairfax, VA 22030
(Address of principal executive offices, including zip code)
703-383-3000
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02   Departure of Directors or Principle Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
By Unanimous Consent on April 4, 2016, the Board of Directors (the “Board”) of Information Analysis Incorporated (the "Company"), pursuant to and in accordance with Article III Sections 2 and 5 of its Amended Articles of Incorporation, increased the number of directors from five to six, and appointed Mr. Mark T. Krial as a director of the Company to fill this newly created position, to hold office until the 2016 annual meeting of stockholders and until his respective successor is duly elected and qualified. At this time, it has not been determined on which committees, if any, Mr. Krial will serve. There are no related party transactions under Section 404(a) of Regulation S-K (17 CFR 229.404(a)) between Mr. Krial and the Company, its principle officers, its control persons, or its Board. Mr. Krial will be granted options to purchase ten thousand shares at a strike price equal to the closing market price of the Company’s common stock on the date of grant, and will receive the standard compensation as a member of the Board of $500 per calendar quarter.

Biography / qualifications:

Mark T. Krial, 58, is currently serving as president of Marathon TS, Inc., an information technology and professional services company which serves the federal government and commercial markets. He has served in this capacity since 2009. Prior to that, he served as president of Cornell Technical Services, a 70 million dollar information technology firm, for 15 years. He holds a B.S. degree from Oklahoma A&M State University.

Mark offers over 25 years of comprehensive achievements within information technology-based and computer-based disciplines. He has developed performance-based low cost solutions through aggressive negotiations with new and existing suppliers, and he is recognized for the ability to incorporate innovative management techniques that result in enhanced business practices, increased productivity, and profits. He has proven success in sales, marketing, and business development, and strategic planning capabilities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION ANALYSIS INCORPORATED
Date: April 5, 2016	By:	/s/ Matthew T. Sands
Matthew T. Sands
Controller